SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box: [ ]
Preliminary Proxy Statement [ ]
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
                          Digital Products Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box): [x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
         2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined)
--------------------------------------------------------------------------------

         4)     Proposed maximum aggregate value of transaction:
           --------------------------------------------------------
         5)     Total fee paid:
           --------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)     Amount Previously Paid:
           --------------------------------------------------------
         2)     Form, Schedule or Registration Statement No.:
           --------------------------------------------------------
         3)     Filing Pary
           --------------------------------------------------------
         4)     Date Filed:
           --------------------------------------------------------

                          DIGITAL PRODUCTS CORPORATION
                              800 N.W. 33RD STREET
                          POMPANO BEACH, FLORIDA 33064

                            NOTICE OF ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS
                                 MARCH 26, 1996

To the Shareholders of Digital Products Corporation:

                  NOTICE IS HEREBY GIVEN that an Annual Meeting (the "Annual Meeting") of Shareholders of Digital Products Corporation, a Florida corporation (the "Company"), will be held at 10:00 a.m. local time, on March 26, 1996, at the Company's headquarters, 800 N.W. 33rd Street, Pompano Beach, Florida, for the following purposes:

               (a) To elect a four member Board of Directors to serve until the next Annual Meeting of Shareholders of the Company and until their successors are duly elected and qualified;

               (b) To consider and vote upon the ratification of the selection of Richard A. Eisner & Company as the firm of independent Certified Public Accountants to audit the books and accounts of the Company for its fiscal year ending March 31, 1996; and
               (c) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

               In accordance with the provisions of the Company's By-laws, the Board of Directors has fixed the close of business on January 25, 1996 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

           SHAREHOLDERS ARE URGED TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PREPAID ENVELOPE

      It is desirable that as many shareholders as possible be represented, in person or by proxy, at the Annual Meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed Proxy. You have the power to revoke your Proxy at any time before it is voted, and the giving of a Proxy will not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,




/s/ Col. Clinton L. Pagano        /s/ Richard A. Angulo
Col. Clinton L. Pagano            Richard A. Angulo
Chairman of the Board             President and Chief Executive Officer

February 23, 1996

                          DIGITAL PRODUCTS CORPORATION
                              800 N.W. 33RD STREET
                          POMPANO BEACH, FLORIDA 33064
                                  305-783-9600

                                 PROXY STATEMENT

                                                             February 23, 1996


        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Digital Products Corporation (the "Company") for use at the Company's Annual Meeting of Shareholders to be held on March 26, 1996, and at any adjournment thereof (the "Annual Meeting"). Further, solicitation of proxies may be made personally, or by telephone or telegraph, by regularly employed officers and other employees of the Company, who will receive no additional compensation for such. The cost of soliciting proxies will be borne by the Company which may enlist the assistance of, and reimburse the reasonable expenses of, banks and brokerage houses in the additional solicitation of proxies and proxy authorizations, particularly from their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses.

        All shares represented at the Annual Meeting by proxies will be voted provided that such proxies are properly signed and dated. In cases where a choice is indicated, the shares represented will be voted in accordance with the specifications so made. In cases where no specifications are made, the shares represented will be voted FOR the election of the nominees listed below to the Company's Board of Directors, and FOR the ratification of the selection of Richard A. Eisner & Company as the Company's independent auditors for its fiscal year ending March 31, 1996.

        Any shareholder executing and returning a proxy has the power to revoke such proxy at any time prior to the voting thereof by: (a) written notice to the Secretary of the Company at the Company's headquarters delivered prior to the commencement of the Annual Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Annual Meeting.

        A copy of the Annual Report of the Company for the fiscal year ended March 31, 1995 (the "1995 Fiscal Year"), including financial statements, is being mailed concurrently herewith (on or about February 23, 1996) to all shareholders of record at the close of business on January 25, 1996. The Annual Report does not constitute a part of the proxy solicitation material for the Annual Meeting.

                                VOTING SECURITIES

        Only shareholders of record at the close of business on January 25, 1996 are entitled to vote at the Annual Meeting. The total number of shares of common stock, par value $.025 per share, of the Company (the "Common Stock"), issued, outstanding and entitled to be voted on the record date was 11,589,267 shares (exclusive of treasury shares not entitled to be voted). The Company's sole issued and outstanding class of stock is its Common Stock. Each of such shares is entitled to one vote upon all matters to be acted upon at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock shall constitute a quorum, which is necessary for the transaction of business at the Annual Meeting. In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not counted. In accordance with the Company's Articles of Incorporation and By-laws, and applicable law, the election of directors shall be by a plurality of the votes cast; and a majority of votes cast is required for the ratification of the retention of the auditors. As to all matters to be voted on by shareholders at the Annual Meeting, abstentions and broker non-votes have no legal effect on whether a matter is approved.

SHARES HELD BY DIRECTORS AND NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
        Set forth in the table below is information concerning the ownership, as of the close of business on January 25, 1996, of the Common Stock by (i) each person who was known by the Company to be a beneficial owner of more than 5% of the Common Stock; (ii) by all directors; (iii) by each of the Named Executive Officers (as that term is defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), and (iv) by all directors and executive officers of the Company as a group.

                              Amount and Nature of        Percent of
Name                          Beneficial Ownership         Class(1)
-------------------------------------------------------------------------------


Richard A. Angulo                     1,336,140(2)       11.06%

David J. Dell |^|                       100,000(3)          *

John E. Dell |                          887,027(4)        7.40%

Henry E. Hudson                             0                0

Michael F. Marino                       170,250(5)        1.45%

Col. Clinton L. Pagano                  282,340(6)        2.41%

All Directors and Executive
Officers As A Group (4 persons)+      1,888,730(7)       15.20%


---------------
* Less than 1%.

|^| Vice President of Technology & Organizational Development until November 1995. Mr. D. Dell is not seeking re- election to the Board of Directors but will remain a director of the Company until the Annual Meeting and until his successor is duly elected and qualified.
| While no longer a director of the Company, John E. Dell is a beneficial owner of greater than 5% of the Common Stock. The address for Mr. J. Dell is c/o Digital Products Corporation, 800 N.W. 33rd Street, Pompano Beach, Florida 33064.
+ Includes the Company's directors and executive officers on January 25, 1996.

(1)  Percentages do not take into account the Company's 40,061 treasury shares.
(2) Includes 486,140 shares which Mr. Angulo has the option to acquire within the next 60 days. Does not include 13,860 shares underlying options held by Mr. Angulo which are not exercisable within the next 60 days. Also includes 600,000 shares of Common Stock which Mr. Angulo acquired from John E. Dell, pursuant to a Stock Purchase Agreement, dated as of December 31, 1994 (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, Mr. Angulo executed and delivered to Mr. J. Dell a personal promissory note (the "Note"), dated December 31, 1994, payable to Mr. J. Dell, in the amount of $180,000, bearing interest at the rate of twelve percent (12%) per annum (payable monthly commencing on February 1, 1995) and payable as follows: $80,000 on or before January 31, 1995, with the remaining principal amount and all outstanding interest on December 31, 1996. The 600,000 shares of Common Stock acquired by Mr. Angulo from Mr. Dell are collateral to secure his payment under the Note and are the subject of a Stock Escrow Agreement, dated as of December 31, 1994 (the "Escrow Agreement"), among Mr. Angulo, Mr. J. Dell, the Company and Mason, Briody, Gallagher & Taylor. Mr. Angulo has voting power over such 600,000 shares until such time as an Event of Default under the Note and Escrow Agreement shall occur.
(3) Includes 100,000 shares which Mr. D. Dell has the option to acquire within the next 60 days.
(4) Includes 396,500 shares which Mr. J. Dell has the option to acquire within the next 60 days.
(5) Includes 120,250 shares which Mr. Marino has the option to acquire within the next 60 days.
(6) Includes 132,340 shares which Col. Pagano has the option to acquire within the next 60 days.
(7)  Includes the 838,730 shares underlying the options set forth in notes (2),
     (3), (5) and (6) above, all of which are exercisable within the next 60 days. Does not include the 13,860 shares underlying the options set forth in note (2) above.
                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The individuals listed below have been nominated for election to the Board of Directors to hold office until the next succeeding Annual Meeting of Shareholders and until his successor is duly elected and qualified.


Nominees                   Principal Occupation                   Director Since
--------                   --------------------                   --------------

Col. Clinton L. Pagano     Executive Vice President of Compliance       1992
                           of Capital Gaming International, Inc.

Richard A. Angulo          President and Chief Executive Officer        1993
                           of the Company

Henry E. Hudson            Attorney                                     1996

Michael F. Marino          Attorney                                     1992

     Biographical information concerning the nominees is set forth under the caption "Directors and Executive Officers". Management of the Company is not aware of any reason why any of the nominees will not be able to serve. If a nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may, in their sole discretion, vote FOR such substitute nominee the present Board of Directors may recommend.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with regard to the directors and executive officers of the Company:

Name                        Age          Principal Positions with the Company
----                        ---          ------------------------------------

Col. Clinton L. Pagano      67           Chairman of the Board
Richard A. Angulo           42           Director, President and Chief Executive
                                         Officer
Henry E. Hudson             48           Director
Michael F. Marino           48           Director


     COLONEL CLINTON L. PAGANO (retired), was appointed a director of the Company in 1992 and he became Chairman of the Board of Directors in February 1996. Col. Pagano was the Superintendent of the New Jersey State Police from 1975 to 1990, during the tenures of two New Jersey Governors. During 1990 and 1991, Col. Pagano was Director of the New Jersey Division of Motor Vehicles, a position he was appointed to by a third New Jersey Governor. During the terms of three Governors, Col. Pagano served on the Governor's Commission on Prison Overcrowding. Col. Pagano has over 40 years of law enforcement experience, including the implementation in New Jersey of a coordinated State and Federal organized crime control program. During his tenure as Superintendent of the New Jersey State Police, Col. Pagano was the State Director of Emergency Management, a federally mandated crisis management position responsible for the control of natural and manmade disasters and the coordination of State action during a national emergency. Col. Pagano was also responsible for developing and implementing the public safety and security programs for the New Jersey Sports and Exposition Authority. Col. Pagano has served as a director and Executive Vice-President of Compliance of Capital Gaming International, Inc. (a publicly-traded multi-jurisdictional gaming company with interests in various gaming projects, including Indian gaming management in several states) since November 1992.

     RICHARD A. ANGULO was named a director and the President and Chief Executive Officer of the Company in September 1993. Mr. Angulo first joined the Company in 1983 and was, since 1989, its National Director of Sales and Marketing. In the Company's fiscal year ended March 31, 1989, Mr. Angulo served as General Manager of the Company and made significant reductions in the Company's expenses. During his employment with the Company, Mr. Angulo was the leading force in the development of the Company's line of products and services directed to the house arrest industry, and has assisted hundreds of government agencies in implementing electronic monitoring programs.

     HENRY E. HUDSON, ESQUIRE was appointed a director of the Company in February 1996. Mr. Hudson has been Of Counsel at the McLean, Virginia office of the national law firm of Reed Smith Shaw & McClay from July 1991 to February 1992 and from January 1996 to present. Mr. Hudson has over 22 years of general litigation experience and has been admitted to practice before various federal and state courts, including the Supreme Court of the United States and the Supreme Court of Virginia. From November 1993 to December 1995, Mr. Hudson had been Of Counsel at the law firm of Mays & Valentine located in Alexandria, Virginia. From February 1992 to October 1993, Mr. Hudson served as Director of the United States Marshals Service. From 1986 to 1991, Mr. Hudson served as United States Attorney for the Eastern District of Virginia. From 1980 to 1986, Mr. Hudson served Arlington County, Virginia as the Commonwealth's Attorney. Mr. Hudson has an extensive record of local, state and national community service with an emphasis on the criminal justice/law enforcement area, including his current position as the Chairman of the Virginia Criminal Justice Services Board.


     MICHAEL F. MARINO, ESQUIRE has served as a director of the Company since 1992. Mr. Marino is Deputy Head of the Labor Group of Reed, Smith, Shaw and McClay, one of the nation's largest law firms. He also serves as Managing Partner of the McLean, Virginia office of the firm. Mr. Marino has practiced law and tried cases in federal and state courts throughout the United States for over 20 years. He is a member of the New York, District of Columbia, and Virginia bars. He has authored several books on labor and employment law and is recognized in the Best Lawyers in America. Mr. Marino served as a Captain in the United States Marine Corps, and as Special Counsel to the Secretary of the Navy. He received his B.S. degree from Cornell University, J.D. from Syracuse University, and L.L.M. from Georgetown University.


BOARD COMMITTEES AND ATTENDANCE RECORDS

     The Board of Directors of the Company has formed the following Committees:
(a) an Audit Committee, presently consisting of Mr. Marino and Col. Pagano, which is responsible for reviewing and evaluating the Company's financial controls and financial reporting obligations, (b) an Executive Compensation Committee, presently consisting of Mr. Marino, which is responsible for reviewing and evaluating the duties and performance of the Company's officers and key employees and making recommendations concerning the compensation packages to be tendered to such individuals in the future, and (c) three stock option plan committees, each presently consisting of Mr. Marino and Col. Pagano, which committees are responsible for administering the Company's 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan and 1991 Incentive Stock Option Plan.

          During the 1995 Fiscal Year, there were three formal meetings of the Board of Directors of the Company, two meetings of the Audit Committee, one meeting of the Executive Compensation Committee, and one meeting of the 1991 Incentive Stock Option Plan Committee. None of the directors attended fewer than 75% of the Board meetings held during the 1995 Fiscal Year while they were serving as directors, and each director attended all meetings of any committees of which they were members during the fiscal year. Additional Board and committee actions were conducted by unanimous written consent.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
                     ABOVE LISTED SLATE OF DIRECTOR-NOMINEES

                                   PROPOSAL 2

                             APPOINTMENT OF AUDITORS

          The Board of Directors has selected Richard A. Eisner & Company to audit the accounts of the Company for its fiscal year ending March 31, 1996 and to perform such accounting services as may be appropriate. Unless otherwise indicated, proxies in the accompanying form will be voted FOR the ratification of the appointment of Richard A. Eisner & Company as auditors for the Company for its fiscal year ending March 31, 1996. Richard A. Eisner & Company has acted as auditors for the Company for all periods commencing with the fiscal year ended March 31, 1990.

          It is not anticipated that a representative of Richard A. Eisner & Company will be present at the Annual Meeting for issuance of statements or the answering of shareholders' questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
                 THE APPOINTMENT OF RICHARD A. EISNER & COMPANY



                                 OTHER BUSINESS

          As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter which is to be presented for action at the Annual Meeting. If any matter other than those described above (i.e., election of directors and ratification of auditors) does properly come before the Annual Meeting, the individuals named in the enclosed proxy will, unless indicated otherwise, vote the shares represented thereby in accordance with their best judgment.

                            MANAGEMENT'S REMUNERATION

BOARD REPORT ON EXECUTIVE COMPENSATION

          Pursuant to regulations adopted by the Securities and Exchange Commission regarding disclosure of companies' executive compensation policies, the Board of Directors has prepared the following report pertaining to the Company's executive compensation policies for the 1995 Fiscal Year.

          Like other public corporations, the Company compensates its senior executives and other employees with remuneration packages consisting of base salary, stock options and bonuses. The remuneration packages are designed to give the individuals sufficient funds for their immediate needs and to encourage an increased interest in and greater concern for the short- and long-term welfare of the Company, as well as to obtain and retain the services of persons responsible for the continued growth of the Company. In determining the specific level of executive compensation, the Board considers overall corporate performance; the individual officer's job functions, duties and responsibilities; actual results within the executive's areas of responsibility; prior compensation to the individual executive and those persons previously performing such function; the competitiveness of the compensation package with those offered by other corporations seeking the same executives and other employees as the Company; the recommendation of the Chief Executive Officer; the Company's financial position; and such other factors as the Board may deem relevant to its determinations. Despite considering all of the above-mentioned factors, the Board has not found it practical to, and has not attempted to, assign relative weights to the specific factors considered in determining any executive officers' (including the Chief Executive Officer's) compensation.

          Richard A. Angulo has been the Company's President and Chief Executive Officer since September 1993. Prior to that Mr. Angulo served the Company for over ten years in various capacities such as National Director of Sales and General Manager. In determining Mr. Angulo's compensation during the 1995 Fiscal Year, the Board considered the general factors discussed above, and placed particular emphasis on the following factors: the necessity to compensate him in cash at a level similar to his total salary and bonus compensation received prior to his appointment as the President and Chief Executive Officer; the Company's need to reduce overall employee related expenses; and, the Company's need to provide him with sufficient incentive to improve the Company's financial position and operational results. Such goals were achieved by paying Mr. Angulo a base salary of $112,500 which is commensurate with his compensation prior to becoming the Chief Executive Officer, yet permits the Company to achieve its goal of reducing overall employee related expenses. In addition, in August 1994 the Board repriced all of Mr. Angulo's stock options to ensure he had proper incentive to carry out the Company's financial and operating objectives. The options were repriced above the current market price so that Mr. Angulo would only receive additional compensation if he was able to improve shareholder wealth by increasing the market price of the Common Stock. The salary and stock options also present a competitive compensation package that serves to retain Mr. Angulo.

         Richard A. Angulo           Michael F. Marino

         David J. Dell               Col. Clinton L. Pagano

SUMMARY COMPENSATION TABLE

          The following table sets forth information concerning the compensation paid by the Company during the three years ended on March 31, 1995, to (i) the Chief Executive Officer of the Company, and (ii) all other executive officers of the Company, or any of its subsidiaries, who were serving in such capacity on March 31, 1995 and received total annual salary and bonus in excess of $100,000 during the 1995 Fiscal Year (collectively, "Named Executive Officers").

                            Annual Compensation                 Long-Term
                            -------------------                 ---------
                                                               Compensation
                                                               ------------

Name and             Year Ended                Other Annual     Stock     All Other
Principal Position   March 31  Salary  Bonus   Compensation    Options   Compensation
--------------------------------------------------------------------------------------

Richard A. Angulo,    1995   $112,500   -0-       $15,958(2)  500,000(3)   -0-
President and Chief   1994    $80,385  $45,153(4) $15,958(2)  500,000(5)   -0-
Executive Officer(1)  1993      n/a     n/a         n/a           n/a      n/a


David J. Dell,        1995   $120,000   -0-         -0-       200,000(7)   -0-
Vice President        1994      n/a     n/a         n/a           n/a      n/a
of Technology and     1993      n/a     n/a         n/a           n/a      n/a
Organizational
  Development(6)








------------------------------
(1) Mr. Angulo was appointed as the Company's President and Chief Executive Officer on September 30, 1993.

(2) Consists of car expenses and payment of medical insurance premium for immediate family members not afforded other employees.

(3) In August 1994, options to purchase an aggregate 500,000 shares of Common Stock, all with a per share exercise price of $4.00, were repriced with options to purchase an aggregate 500,000 shares of Common Stock all with a per share exercise price of $1.50.

(4) Consists of sales commissions earned while serving as the Company's National Director of Sales and Marketing.

(5) In September 1993, options to purchase an aggregate 282,000 shares of Common Stock (including options to purchase 200,000 shares granted in June
     1993), at a weighted average per share exercise price of $8.661, were repriced with options to purchase an aggregate 130,284 shares of Common Stock, all with a per share exercise price of $4.00. These repriced options are included in the options to purchase 500,000 shares so listed in the Summary Compensation Table.

(6) Mr. Dell was the Company's Vice President of Technology and Organizational Development from October 1994 to November 1995.

(7) In August 1994, Mr. Dell (i) was granted options to purchase an aggregate 50,000 shares of Common Stock with a per share exercise price of $1.50 and
     (ii) had existing options to purchase an aggregate 50,000 shares of Common Stock, with a per share exercise price of $4.00, repriced with options to purchase an aggregate 50,000 shares of Common Stock with a per share exercise price of $1.50. In December 1994, these same options to purchase an aggregate 100,000 shares of Common Stock, all with a per share exercise price of $1.50, were repriced with options to purchase an aggregate 100,000 shares of Common Stock all with a per share exercise price of $1.00.

OPTION GRANTS IN THE 1995 FISCAL YEAR

     The following table sets forth information with respect to options granted to each of the Named Executive Officers during the 1995 Fiscal Year (including options repriced during the 1995 Fiscal Year).


                    Number of  Percentage of
                     Shares    Total Options                             Potential Realized Value At
                   Underlying   Granted to                               Assumed Rates of Stock Price
                     Options   Employees In    Exercise     Expiration   Appreciation for Option Term(1)
                                                                         -------------------------------
    Name             Granted    Fiscal Year      Price        Date                5%       10%
--------------------------------------------------------------------------------------------------------
Richard A. Angulo    4,620(2)    .25%           $1.50           3/1/97            - 0 -    - 0 -
                       924(2)    .05%           $1.50           3/1/01            - 0 -    - 0 -
                     9,240(2)    .51%           $1.50         10/15/01            - 0 -    - 0 -
                    92,400(2)   5.10%           $1.50           6/3/97            - 0 -    - 0 -
                    23,100(2)   1.28%           $1.50           6/8/99            - 0 -    - 0 -
                   369,716(2)   20.42%          $1.50          9/29/98            - 0 -    - 0 -

David J. Dell       50,000(3)   2.76%           $1.50          8/18/99            - 0 -    - 0 -
                    50,000(3)   2.76%           $1.50          9/29/98            - 0 -    - 0 -
                   100,000(3)   5.52%         - $1.00         12/12/99


-------------------
(1) Calculated as the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share price of the option, and (b) the number of securities underlying the grant at fiscal year-end.

(2) The options indicated were repriced on August 19, 1994 from an exercise price of $4.00 per share to an exercise price of $1.50 per share. On August 19, 1994, the per share market price (i.e. closing sale price) was $.5625.

(3) On August 19, 1994, Mr. Dell (i) was granted options to purchase an aggregate 50,000 shares of common stock with a per share exercise price of $1.50, and (ii) had existing options to purchase an aggregate 50,000 shares of Common Stock, all with a per share exercise price of $4.00, repriced with options to purchase an aggregate 50,000 shares of Common Stock with a per share exercise price of $1.50. On August 19, 1994, the per share market price (i.e. closing sale price) was $.5625. On December 13, 1994, these same options to purchase an aggregate 100,000 shares of Common Stock, all with a per share exercise price of $1.50, were repriced with options to purchase an aggregate 100,000 shares of Common Stock all with a per share exercise price of $1.00. On December 13, 1994, the per share market price (i.e. closing sale price) was $.40625.

OPTIONS EXERCISED AND REMAINING OUTSTANDING

     The following table sets forth information with respect to options exercised by each of the Named Executive Officers during the 1995 Fiscal Year


                                                                                              Value of Unexercised
                                                        Number of Unexercised                     In-The-Money
                                                        Options at March 31, 1995             at March 31, 1995
                                                        -------------------------             -----------------
                      Shares Acquired
Name                    On Exercise    Value Realized   Exercisable  Unexercisable     Exercisable  Unexerciseable
------------------------------------------------------------------------------------------------------------------
Richard A. Angulo       - 0 -             - 0 -           481,520      18,480            - 0 -          - 0 -

David J. Dell          -  0 -             - 0 -           100,000       - 0 -            - 0 -          - 0 -



DIRECTORS' REMUNERATION

     Each director not otherwise a full-time employee of the Company, receives $500.00 for each meeting of the Board of Directors, or committee thereof, which they attend, along with the reimbursement of their reasonable expenses incurred on the Company's behalf.

EMPLOYMENT CONTRACTS

     As of July 3, 1995, Richard A. Angulo, President and Chief Executive Officer of the Company, entered into a five year employment agreement with the Company providing for an annual salary of $150,000. Mr. Angulo is eligible to receive an annual bonus, payable quarterly in cash or shares of Common Stock of the Company, based on the net profit of the Company. Under the terms of the agreement, Mr. Angulo was entitled to and received 200,000 shares of Common Stock of the Company. Pursuant to the terms of the agreement, Mr. Angulo is required to obtain a $1 million key man life insurance policy payable to the Company as a beneficiary and Mr. Angulo is permitted to obtain a separate life insurance policy payable to his designated beneficiaries. The Company is obligated to pay the premium expenses for both life insurance policies. Mr. Angulo's employment agreement provides that it may only be terminated for cause as defined in the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the 1995 Fiscal Year, the Company's Executive Compensation Committee (the "Compensation Committee") consisted of Michael F. Marino and John E. Dell. Following Mr. Dell's resignation from the Compensation Committee in July 1995, the Compensation Committee currently consists of Michael Marino, with two seats on the Compensation Committee currently vacant. Neither Messrs. Marino or J. Dell are officers or employees of the Company, nor have they served in such capacities in the past.

     Set forth below is a description of transactions or relationships involving the Company and the Compensation Committee members or entities in which the Compensation Committee members or their respective family members were officers, directors or beneficial holders of 5% or more of such entities' voting securities from April 1, 1994 to March 31, 1995:

     (a) On August 19, 1994, the Board of Directors approved a replacement of stock options held by certain executive officers and directors of the Company having a per share exercise price of $4.00 per share, which were in excess of the market value of the Company's Common Stock at that time, and replaced such options with new options having an exercise price of $1.50. The vesting provisions and expiration dates of the replacement options remained the same as the original options. The closing sale price for a share of common stock on August 19, 1994 was $.5625. Set forth below is information with respect to the options held by Messrs. John Dell and Michael Marino which were repriced.

                            Number of Shares              Expiration Date of
Name of Optionee      Underlying Option Repriced    Option at Time of Repricing
----------------      --------------------------    ---------------------------

Michael F. Marino            20,250                          6/03/97
                             50,000                          9/29/98

John E. Dell                138,600                          8/01/95
(former director)           346,500                          6/03/97
                             50,000                          9/29/98

     (b) On August 19, 1994, options to purchase 50,000 shares of Common Stock were granted to Michael F. Marino. All such options were granted at the exercise price of $1.50 per share, exercisable during the period from August 19, 1995 through August 18, 1999. On August 19, 1994, the closing sale price of a share of Common Stock was $.5625.

     (c) On December 13, 1994, the Board of Directors approved a further repricing of certain stock options held by certain executive officers and directors of the Company having an exercise price of $1.50 per share, which were in excess of the market value of the Company's Common Stock at that time, and replaced such options with new options having an exercise price of $1.00. The vesting provisions of the replacement options remained the same as the original options and the expiration dates were amended to five years from the replacement date. The closing sale price for a share of Common Stock on December 13, 1994 was $.40625. Set forth below is information with respect to the options held by Michael F. Marino which were repriced.


                     Number of Shares  Expiration Date of
                    Underlying Option   Option at Time of
Name of Optionee        Repriced           Repricing       New Expiration Date
----------------        --------           ---------       -------------------
Michael F. Marino         20,250              6/3/97             12/12/99
                          50,000             9/29/98             12/12/99
                          50,000             8/18/99             12/12/99

REPRICING OF STOCK OPTIONS

                       TEN YEAR TABLE OF OPTION REPRICINGS

     The following table sets forth information concerning the repricing of options held by the executive officers of the Company.


                                                                                                                     Length of
                                                                                                                     Original
                                                                                                                    Option Term
                                                                                                                     Remaining
                                                                    Exercise                                        at Date of
      Name                         Number of    Market Price of     Price at        Number of       Replacement    Repricing or
       and            Date of       Options     Stock at Time of     Time of       Replacement         Option        Amendment
    Position         Repricing     Repriced        Repricing        Repricing        Options       Exercise Price    (months)
-----------------  ------------- ------------- ------------------ -------------  ---------------- ---------------- -------------
Richard A.          8/19/94          4,620            $.5625            $4.00            4,620            $1.50             31
Angulo(1)                              924            $.5625            $4.00              924            $1.50             79
                                     9,240            $.5625            $4.00            9,240            $1.50             86
                                    92,400            $.5625            $4.00           92,400            $1.50             34
                                    23,100            $.5625            $4.00           23,100            $1.50             58
                                   369,716            $.5625            $4.00          369,716            $1.50             49

                    9/30/93         10,000            $1.625            $5.625           4,620            $4.00             41
                                     2,000            $1.625            $5.625             924            $4.00             89
                                    20,000            $1.625            $7.50            9,240            $4.00             96
                                   200,000            $1.625            $9.875          92,400            $4.00             44
                                    50,000            $1.625            $5.00           23,100            $4.00             68

David J. Dell(2)   12/13/94         50,000            $.40625           $1.50           50,000            $1.00             46
                   12/13/94         50,000            $.40625           $1.50           50,000            $1.00             56
                    8/19/94         50,000            $.5625            $4.00           50,000            $1.50             49

Theodore M.         2/28/91        800,000*           $5.156               *         1,000,000            $5.625            56
Sabarese(3)

Albert J. Brees(4)  2/28/91         10,000            $5.156            $10.00          10,000            $5.525            63

Keith S. Braun(5)   9/30/93         50,000            $1.625            $9.875          20,250            $4.00             44

James               9/30/93         25,000            $1.625            $9.25           13,425            $4.00             55
Matthews, III(6)    9/30/93         50,000            $1.625            $5.00           26,850            $4.00             68
                    9/30/93         60,000            $1.625            $8.75           32,220            $4.00             97



--------
     1    President and Chief Executive Officer
     2    Former Vice President of Technology and Organizational Development
     3    Former President and Chief Executive Officer
     4    Former Controller, Secretary and Chief Financial Officer
     5    Former Secretary
     6    Former Financial Officer

     * The repricing of Mr. Sabarese's options was in connection with the entering into of a new employment agreement, extending the term of his employment with the Company. The replaced options all were to expire on August 1, 1995 and had per share exercise prices and vesting dates as follows: 200,000 options at $9.375 having previously vested; 200,000 options at $9.375 vesting on August 1, 1991; 200,000 options at $15.00 vesting on August 1, 1993; and 200,000 options at $15.00 vesting on August 1, 1993. The replacement options also were to expire on August 1, 1995 and vested as follows: immediately, with respect to 200,000 options; 200,000 options on July 31, 1992; and 400,000 options on July 31, 1993.




                        BOARD REPORT ON OPTION REPRICINGS

     On August 19, 1994, the Board of Directors approved a replacement of stock options held by certain officers and directors of the Company having a per share exercise price of $4.00 per share, which were substantially in excess of the market value of the Company's Common Stock at that time, and replaced such options with new options having an exercise price of $1.50 per share. The vesting provisions and expiration dates of the replacement options remained the same as the original options. The closing sale price for a share of Common Stock on August 19, 1994 was $.5625 per share.

     On December 13, 1994, the Board of Directors approved a further repricing of stock options held by certain officers and directors of the Company having an exercise price of $1.50 per share, which were in excess of the market value of the Company's Common Stock at that time, and replaced such options with new options having an exercise price of $1.00 per share. The vesting provisions of the replacement options remained the same as the original options and the expiration dates were amended to expire five years from the replacement date. The closing sale price for a share of Common Stock on December 13, 1994 was $.40625 per share.

     The Board of Directors believes that equity ownership provides a major incentive to directors and officers in building stockholder value, and serves to retain outstanding directors and officers and to align their interest with stockholders. The Board of Directors determined that the decrease in price of the Company's Common Stock was severely limiting the motivational and retention value of the options held by its directors and officers. The Board of Directors was of the view that stock options with exercise prices well above the market value of the Company's Common Stock do not serve any incentive function. Accordingly, the Board of Directors repriced the stock options described above in this report.

         Richard A. Angulo                              Michael F. Marino

         David E. Dell                                  Col. Clinton L. Pagano

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Set forth below is a description of certain transactions since April 1, 1994 between the Company and its directors, executive officers and beneficial owners of five percent or more of the outstanding Common Stock, as well as certain business relationships between the Company and its directors.

     (a) On August 19, 1994, the Board of Directors approved a replacement of stock options held by certain executive officers and directors of the Company having a per share exercise price of $4.00 per share, which were in excess of the market value of the Company's Common Stock at that time, and replaced such options with new options having an exercise price of $1.50. The vesting provisions and expiration dates of the replacement options remained the same as the original options. The closing sale price for a share of common stock on August 19, 1994 was $.5625. Set forth below is information with respect to the directors and executive officers whose options were so repriced.

                         Number of Shares             Expiration Date of
Name of Optionee        Underlying Option Repriced   Option at Time of Repricing
----------------        --------------------------   ---------------------------

Richard A.  Angulo                  4,620                     3/1/97
                                      924                     3/1/01
                                    9,240                   10/15/01
                                   92,400                     6/3/97
                                   23,100                     6/8/99
                                  369,716                    9/29/98

David J. Dell                      50,000                    9/29/98

John E. Dell                      138,600                     8/1/95
(former director)                 346,500                     6/3/97
                                   50,000                    9/29/98

Michael F.  Marino                 20,250                     6/3/97
                                   50,000                    9/29/98

Col. Clinton L. Pagano              9,240                     2/3/02
                                   23,100                     6/3/97
                                   50,000                    9/29/98

     (b) On August 19, 1994, options to purchase shares of Common Stock were granted to the directors listed below, in the amounts set forth opposite their respective names. All such options were granted at the exercise price of $1.50 per share, exercisable during the period from August 19, 1995 through August 19, 1999. On August 19, 1994, the closing sale price of a share of Common Stock was $.5625.

                              Number of Shares
Name of Optionee              Underlying Option
----------------              -----------------

David J. Dell                       50,000
Michael F. Marino                   50,000
Col. Clinton L. Pagano              50,000


     (c) On December 13, 1994, the Board of Directors approved a further repricing of certain stock options held by certain executive officers and directors of the Company having an exercise price of $1.50 per share, which were in excess of the market value of the Company's Common Stock at that time, and replaced such options with new options having an exercise price of $1.00. The vesting provisions of the replacement options remained the same as the original options and the expiration dates were amended to five years from the replacement date. The closing sale price for a share of Common Stock on December 13, 1994 was $.40625. Set forth below is information with respect to the directors and executive officers whose options were so repriced.


                       Number of Shares      Expiration Date of
                       Underlying Option           Option         New Expiration
Name of Optionee          Repriced          at Time of Repricing       Date
----------------       -----------------    --------------------  --------------

David J. Dell             50,000                9/29/98            12/12/99
                          50,000                8/18/99            12/12/99
Michael F. Marino         20,250                 6/3/97            12/12/99
                          50,000                9/29/98            12/12/99
                          50,000                8/18/99            12/12/99
Col. Clinton L. Pagano     9,240                 2/3/02              2/3/02
                          23,100                 6/3/97            12/12/99
                          50,000                9/29/98            12/12/99
                          50,000                8/18/99            12/12/99


     (d) Pursuant to a Consulting Agreement, effective as of August 1, 1995, between the Company and Col. Clinton L. Pagano, the Company is required to pay Col. Pagano $65,000 per year to perform consulting services related to the marketing of the Company's electronic home surveillance products. This Consulting Agreement has a one year term, subject to automatic renewal for successive one year periods unless either of the parties notifies the other party of their intention not to renew the Consulting Agreement.

     The Company believes that the transactions described above were fair to the Company and were as favorable to the Company as those which it might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

                           COMPANY'S PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change, assuming a One Hundred ($100) Dollar investment on March 31, 1990, in the cumulative total shareholder return on shares of Common Stock (as measured by dividing (a) the sum of: (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, plus (ii) the difference between the share price at the end and beginning of the measurement period; by
(b) the share price at the beginning of the measurement period) with the cumulative total return (similarly measured) of the Center for Research in Securities Prices of the University of Chicago Graduate School of Business ("CRSP") Index of the Nasdaq Stock Market (US Companies) and the cumulative total return of the CRSP Index for Nasdaq Non-Financial Stocks.


                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS


                               PERFORMANCE GRAPH APPEARS HERE


                               Measurement Period
                               ------------------

                       3/30/90   3/28/91   3/31/92   3/31/93   3/31/94   3/31/95
                       -------   -------   -------   -------   -------   -------
Digital Products
     Corporation       100.0     65.5       124.1     49.7       15.9      3.1
Nasdaq Stock Market
     (US Companies)    100.0     114.2      145.6     167.4     180.7     200.9
Nasdaq Non-Financial
     Stocks            100.0     118.2      147.1     158.7     174.2     189.7

             ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

     Upon the written request of any shareholder of the Company, as record or beneficial owner, the Company will provide to such shareholder a copy of the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 1995, including the financial statements and the schedules thereto, filed with the Securities and Exchange Commission. Any request should be directed to Richard A. Angulo, President and Chief Executive Officer, at the Company's place of business listed above. There will be no charge for the Form 10-K, unless one or more exhibits thereto are requested, in which event the Company's reasonable expenses of furnishing such exhibits may be charged.


                      COMPLIANCE WITH SECTION 16(A) OF THE
                             SECURITIES EXCHANGE ACT

     Based solely on a review of Forms 3 and 4, and any amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, the Company believes that, with respect to the 1995 Fiscal Year, all Section 16(a) filing requirements applicable to its executive officers and directors and those beneficial owners of more than ten percent of the Company's Common Stock were timely complied with.


                          FUTURE STOCKHOLDER PROPOSALS

     From time to time, shareholders present proposals which may be a proper subject for inclusion in the Company's Proxy Statement and for consideration at its Annual Meetings of Shareholders. To be considered, proposals must be submitted on a timely basis. Proposals for the next Annual Meeting of Shareholders of the Company must be received by the Company no later than October 23, 1996 for inclusion, if proper, in next year's proxy solicitation materials.
                                     GENERAL

     The Company will pay all of the costs of preparing, assembling and mailing the form of proxy, Proxy Statement and other materials which may be sent to the shareholders in connection with this solicitation, as well as any costs of soliciting proxies in the accompanying form. Solicitation will be made by mail, and officers and regular employees of the Company may also solicit proxies by telephone, telegraph or personal interview for which they will receive no additional remuneration. The Company expects to request brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to solicit proxies from them. The Company will reimburse such brokers and nominees for their out-of-pocket and reasonable clerical expenses in connection therewith.
                                       17

            WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN
                       AND RETURN THE ENCLOSED PROXY CARD


                                             BY ORDER OF THE BOARD OF DIRECTORS,



                                             /s/ Col. Clinton L. Pagano
                                             Col. Clinton L. Pagano
                                             Chairman of the Board



                                             /s/ Richard A. Angulo
                                             Richard A. Angulo
                                             President and Chief
                                             Executive Officer







B:\PROXY

[X]  Please mark your    [                                                                                       [
     votes as in this
     example.

                     WITHHOLDING
                     AUTHORITY TO VOTE
                      for all nominees   Nominees: Col. Clinton L. Pagano,
                      listed at right              Richard A. Angulo,                                    FOR    AGAINST   ABSTAIN
                FOR                                Henry E. Hudson,          2. Ratification of the    [     ]  [     ]   [     ]
1. Election of [   ]     [   ]                     Michael F. Marino            selection of Richard
   Directors.                                                                   A. Eisner & Company as
                                                                                the Company's independent
(Instructions: To withhold authority                                            auditors through the fiscal
to vote for any individual nominee,                                             year endng March 31, 1996.
write that nominee's name on the line
provided below.)                                                             3. In his discretion either
                                                                                Proxy is authorized to vote
                                                                                such other business as may
-------------------------------------                                           property come before the
                                                                                meeting.


                                                                                The Board of Directors recommends a vote FOR all
                                                                                of the foregoing.  This proxy when properly executed
                                                                                will be voted in the manner directed herein by the
                                                                                undersigned stockholder.  If no direction is made,
                                                                                this proxy will be voted FOR the election of the
                                                                                above directors and FOR Proposal 2.

                                                                                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                                PROMPTLY.  Receipt of the Notice of Annual Meeting
                                                                                of Shareholders and accompanying Proxy Statement of
                                                                                the Board of Directors is acknowledged.




SIGNATURE  _____________   DATE ______  SIGNATURE ______________  DATE _______

NOTE:     If stock is held in the name of more than one person, all holders should sign. Sign exactly as the name or names appear hereon, persons signing in fiduciary capacity should include their name as well.


                          DIGITAL PRODUCTS CORPORATION

          REVOCABLE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



P
          The undersigned hereby appoints Richard A. Angulo and Col. Clinton L.
R Pagano, and each of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes Mr. Angulo and Col. Pagano to represent
O and to vote, as designated below, all of the shares of common stock of Digital Products Corporation (the "Company") held of record by the
X undersigned on January 25, 1996, at the Company's Annual Meeting of Shareholders to be held at the Company's headquarters, 800 N.W. 33rd
Y Street, Pompano Beach, Florida, on March 26, 1996 at 10:00 a.m., local time, or any adjournment thereof.

|
|
|
|

                  (Continued and to be signed on reverse side.)